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Chemtura Enters into New U.S. Accounts Receivable Facility

MIDDLEBURY, Conn.—(BUSINESS WIRE)—Chemtura Corporation (NYSE: CEM) today announced that it has entered into a new U.S. accounts receivable facility on January 23, 2009 in replacement of its former facility, which has been terminated.

The new facility makes available up to $150 million and has a three-year term. Certain of the Company’s lenders under its senior credit facility have committed to be purchasers under its new U.S. accounts receivable facility with a pro-rata reduction in their participation under the senior credit facility. As a result, lender commitments under the senior credit facility have been reduced from $500 million to $350 million.

Citigroup Global Markets Inc. acted as arranger for the new U.S. accounts receivable facility. Citicorp USA, N.A. is agent and The Royal Bank of Scotland plc is the syndication agent for the facility.

Chemtura Corporation (NYSE: CEM), with 2007 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection products, and pool, spa and home care products. Learn more about us on our Web site at www.chemtura.com

Contacts

Chemtura Corporation
Stephen Forsyth, 203-573-2213